UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

Quantum Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-13449	94-2665054
(State or other jurisdiction of incorporation or organization)		(Commission File No.)	(I.R.S. Employer Identification No.)

224 Airport Parkway	Suite 550
San Jose	CA		95110
(Address of Principal Executive Offices)			(Zip Code)

(408)	944-4000
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	QMCO	Nasdaq Global Market

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Amended and Restated Revolving Credit Agreement

On September 30, 2021, Quantum Corporation (the “Company”) entered into an amendment (the “Revolver Amendment”) to the Amended and Restated Revolving Credit and Security Agreement, dated as of December 27, 2018 (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Revolving Credit Agreement”), among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, and PNC Bank, National Association, as administrative agent for such lenders.

The Revolver Amendment amends certain terms of the Revolving Credit Agreement, including extending the maturity date thereof to August 5, 2026 and reducing the principal amount of the revolving commitments thereunder to $30,000,000.

With respect to any LIBOR Rate Loan (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, the Company has agreed to pay Blue Torch Capital LP, on behalf of itself and certain of its affiliates and funds managed, advised or sub-advised by it (collectively, “Blue Torch Capital”), a cash fee equal to a percentage per annum equal to the sum of (x) 6.00%, minus (y) the Applicable Revolving Margin (as defined below), plus (z) if the LIBOR Rate (as defined in the Revolving Credit Agreement) applicable to such interest payment under the Revolving Credit Agreement is less than 0.75%, (i) 0.75% minus (ii) such LIBOR Rate.

With respect to any Domestic Rate Loan or Swing Loan (in each case as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, the Company has agreed to pay Blue Torch Capital a cash fee equal to a percentage per annum equal to the sum of (x) 5.00%, minus (y) the Applicable Revolving Margin, plus (z) if the Alternative Base Rate (as defined in the Revolving Credit Agreement) applicable to such interest payment under the Revolving Credit Agreement is less than 1.00%, (i) 1.00% minus (ii) such Alternative Base Rate.

The Applicable Revolving Margin is 2.25% per annum for LIBOR Rate Loans and 1.25% per annum for Domestic Rate Loans and Swing Loans through December 31, 2021, and effective as of January 1, 2022 on the first day of each fiscal quarter ending thereafter (the “Applicable Margin Adjustment Date”), between 1.75% and 2.25% per annum for LIBOR Rate Loans and between 0.75% and 1.25% per annum for Domestic Rate Loans and Swing Loans, based on the percentage of Average Undrawn Availability (as defined in the Revolving Credit Agreement) for the most recently completed fiscal quarter prior to the Applicable Margin Adjustment Date.

If on the last day of any calendar quarter, the average Usage Amount (as defined in the Revolving Credit Agreement) during such calendar quarter does not equal the Maximum Revolving Advance Amount (as defined in the Revolving Credit Agreement), then the Company has agreed to pay Blue Torch Capital a cash fee at a rate per annum equal to 1.00% minus a fee percentage between 0.25% to 0.375% on the amount by which the Maximum Revolving Advance Amount exceeds such average Usage Amount.

Amendment to Term Loan Credit and Security Agreement

On September 30, 2021, the Company entered into an amendment (the “Term Loan Amendment”) to the Term Loan Credit and Security Agreement, dated as of August 5, 2021 (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time, the “Term Loan Credit Agreement”), among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, and Blue Torch Finance LLC, as disbursing agent and collateral agent for such lenders.

The Term Loan Amendment amends certain terms of the Term Loan Credit Agreement, including updating certain reporting requirements and events of default provisions and the definition of permitted acquisitions and permitted investments.

The foregoing descriptions of the Revolver Amendment and the Term Loan Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Revolver Amendment and the Term Loan Amendment, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and the Revolving Credit Agreement and the Term Loan Credit Agreement, which were previously filed with the Securities and Exchange Commission, each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits Number	Description
10.1
Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement, dated September 30, 2021, between the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent

10.2
First Amendment to Term Loan Credit and Security Agreement, dated September 30, 2021, among the Company, Quantum LTO Holdings, LLC, the borrowers and guarantors party thereto, the lenders party thereto, and Blue Torch Finance LLC, as disbursing agent and collateral agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Quantum Corporation
(Registrant)

October 6, 2021	/s/ Brian E. Cabrera
(Date)	Brian E. Cabrera
Senior Vice President, Chief legal and Compliance Officer, and Secretary